Exhibit 99

FOR IMMEDIATE RELEASE                                                                     Contact: Paul Knopick

                                                                                                                           888-795-6336

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ITRONICS AGREES TO ACQUIRE EXCLUSIVE RIGHTS TO GOLD'n GRO GUARDIAN LIQUID DEER REPELLENT FERTILIZERS, A POTENTIAL $50 MILLION MARKET

-- White Tailed Deer Do More Than $2 Billion Damage Annually in the United States --

RENO, Nevada, April 18, 2005 -- Itronics Inc. (OTCBB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that its subsidiary, Itronics Metallurgical, Inc., has agreed to acquire ownership interests in the GOLD'n GRO Guardian trademark, all product rights, and the rights to the repelling product formula used to make GOLD'n GRO Guardian from its joint venture partner, Howland Green, President of Holly Ridge Nursery Company, West Kingston, Rhode Island, the founding member of the North American Deer Management Network.

"GOLD'n GRO Guardian, which both repels animals while not harming them, and fertilizes plants, was developed as a result of a cooperative effort with the North American Deer Management Network," said Dr. John Whitney, Itronics President. "This trademark and product acquisition is another step in our business plan to expand the GOLD'n GRO product line and to establish sales in the northeastern U.S. where damage to landscapes by deer is especially prevalent."

During 2003 and 2004 field trials were conducted and the liquid deer repellent fertilizer was shown to be extremely effective both as a fertilizer and a repellent when sprayed on plants and when put into the water used to water plants. Deer repelling effectiveness was shown to last up to three months after application. The GOLD'n GRO Guardian repels deer and rabbits without harming them while it improves the growth and appearance of the fertilized plants.

During the second half of 2004 Itronics Metallurgical evaluated the registration requirements and an approximate schedule and budget for registering GOLD'n GRO Guardian with the U.S. Environmental Protection Agency. Assessment of the potential market for the product was also made and it was determined that the GOLD'n GRO Guardian would produce improved product margins with potential for relatively rapid payback of the dollars invested in the registration. The national annual market for deer repellent products is estimated to exceed $50 million.

Deer damage in the United States is a large and growing problem. According to a report by Cornell Cooperative Extension, Ithaca, N.Y., the deer population has grown from 500,000 nationwide in the early 1900's to more than 15 million today. Annual estimates of deer damage are reported to exceed $2 billion nationwide, including more than $100 million in agricultural crop damage and more than $250 million in damage to landscape plantings at metropolitan households.

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://www.goldngro.com. The popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itromet.com ..

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Page 2: Itronics Inc. 4-18-05 Press Release "Itronics Agrees To Acquire Exclusive Rights To Gold'n Gro

Guardian Liquid Deer Repellent Fertilizers, A Potential $50 Million Market"

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)